EXHIBIT 10.6
SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL
TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL
HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION,
AND THE REDACTED TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH TWO ASTERISKS (**).
COOPERATIVE AGREEMENT
          This COOPERATIVE AGREEMENT (“Agreement”) is executed to be effective as of October 22, 2004, at 7:00 a.m. local time in the Greater Aneth Field, San Juan County, Utah (“Effective Time”) between RESOLUTE NATURAL RESOURCES COMPANY (“Resolute”), a Delaware corporation, and NAVAJO NATION OIL AND GAS COMPANY (“NNOG”), a Federal corporation.
ARTICLE I.
GENERAL
          1.01 Resolute and NNOG have entered into an Asset Sale Agreement (“ASA”) with ChevronTexaco (“CVX”) dated October 22, 2004, covering certain assets in the Greater Aneth Field in San Juan County, Utah, located in part within the exterior boundaries of the Navajo Nation Reservation.
          1.02 Resolute and NNOG have agreed upon certain cooperative arrangements concerning the assets to be acquired from CVX (the “Aneth Assets”). The Aneth Assets means (a) each and every property, interest, right and benefit Resolute and NNOG acquire in the Greater Aneth Area from CVX or its affiliates whether pursuant to the ASA or any formal or informal amendment or supplement thereof, understanding in connection therewith or in furtherance of or resulting from the sale and purchase transaction, (b) the ASA and any amendments or supplements thereof and the rights and interests of the Buyers thereunder and (c) all liabilities, obligations and burdens associated with the foregoing.
          1.03 The parties have agreed that Resolute (or one or more of its subsidiaries) will acquire 75% and NNOG will acquire 25% of the Aneth Assets. Resolute and NNOG’s interests in the Aneth Assets shall be several, not joint.
ARTICLE II.
PAYMENTS AND OBLIGATIONS IN CONNECTION WITH THE ASA
          2.01 Prior to or contemporaneous with the closing of the CVX sale of the Aneth Assets, Resolute will pay $(**) to NNOG in consideration for NNOG’s services in connection with the acquisition of the Aneth Assets. If the value of the Aneth Assets is reduced or diminished on account of title failures, exercises of preferential purchase rights, exclusions, casualty losses or similar changes, the $(**) payment will be reduced in proportion to the reduction in value of the Aneth Assets. If for any reason (i) the closing of the CVX transaction does not occur, or is determined to be void, rescinded or otherwise not effective, (ii) if the assignments of the Aneth Assets to Resolute and NNOG do not receive the required Navajo Nation (“NN”) approvals or the NN denies such approvals or exercises its right of first refusal, or (iii) at any time NNOG or the NN disclaims the effectiveness of this Agreement including, without limitation, the waivers and consents in Article X, NNOG shall refund such amount immediately to Resolute.

          2.02 At closing of the ASA, Resolute will pay 75% and NNOG will pay 25% of the adjusted purchase price for the Aneth Assets as determined under the ASA. The obligations and liabilities of the parties under the ASA shall be apportioned severally 75% to Resolute and 25% to NNOG.
          2.03 NNOG agrees to use its best good faith efforts to obtain the support of the NN for the closing of the ASA, as well as support for the implementation of the terms and provisions of this Agreement. In particular, without limitation, NNOG will work with NN to obtain an expedited approval of the assignment of interests from CVX to Resolute, or its designated subsidiary, and NNOG, as well as a waiver of the NN preferential right to purchase the Aneth Assets from CVX.
ARTICLE III.
NNOG OPTIONS
          3.01 Following the closing of the ASA, NNOG shall have options to purchase additional interests out of Resolute’s interest at the various Payout points and in the percentages set forth as follows:
     10% interest (or any lesser amount) at 100% of Payout (the “First Option”)
     10% interest (or any lesser amount) at 150% of Payout
     10% interest (or any lesser amount) at 200% of Payout
provided, however, no option will be exercisable prior to the fourth anniversary of the CVX closing except as set forth below. The interest subject to each of the NNOG options shall be an undivided, proportionally reduced 10% (or any lesser amount) of the 75% undivided, proportionately reduced interest that Resolute acquires from CVX in the Aneth Assets.
          3.02 Payout is defined as the point in time when Resolute recovers from the revenue from the sale of production from the Aneth Assets (including the effects of Resolute’s hedging activity relative to the Aneth Asset production) net of all royalty and other payments out of production and net of all NN, state and local taxes, assessments, fees, payments or similar burdens (other than federal or state income taxes), (i) all of Resolute’s costs directly associated with the acquisition of the Aneth Assets, and (ii) all of Resolute’s costs chargeable to the Joint Account under Exhibit D to the Aneth Unit Operating Agreement as in effect from time to time, but (iii) excluding the $(**) payment by Resolute to NNOG and excluding interest under financing arrangements. Acquisition costs include, without limitation legal (including legal costs associated with arranging financing for Resolute or NNOG), accounting, consulting, title, environmental and other due diligence, engineering, travel and all similar costs and expenses attributable to the acquisition of the CVX Assets. Revenue and costs will be adjusted by certain amounts in the event a tax credit transaction occurs as described below.
          3.03 The price for the purchase of any portion of the Aneth Assets pursuant to the options granted herein shall be the Fair Market Value of such assets with an Effective Date of the date that the relevant Payout point occurred. The Fair Market Value of assets for purposes of this Agreement shall be determined by the parties in good faith based on the estimated future cash flows from reserves, the value of other material assets and relevant market factors excluding the effect of the preferential purchase and consent rights of the NN. Fair Market Value will be the most probable expected value in a transaction between a willing seller and a willing buyer. If the parties fail to agree upon Fair Market Value within 30 days after the relevant notice by Resolute, or if either party believes such negotiations will not lead to such agreement, either party may serve upon the other a notice demanding that Fair Market Value be promptly determined by arbitration pursuant to Section 10.05 (“Market Value Notice”).
          3.04 Each option shall be exercisable for a period ending on the later to occur of sixty (60) days following notice by Resolute of the occurrence of the relevant percentage of Payout or ten (10) business days following the determination of Fair Market Value. Resolute shall calculate the status of the Payout account quarterly until such time as a Payout point could likely occur in a shorter time than three months, after which time Resolute shall calculate the status of the Payout account on a monthly basis. Resolute shall provide NNOG with the status of the Payout account promptly following each such determination, providing reasonable documentation and backup.
          3.05 In order to exercise any option, NNOG must give written notice to Resolute within the applicable notice period. Once exercised, NNOG shall be obligated to acquire the option interest under the terms and conditions of Exhibit A and shall pay cash therefor at the closing. Closing of the purchase of an option interest shall occur at the offices of Resolute on the first business day following the fourteenth day after the day of exercise. The amount paid at closing shall be adjusted in accordance with the generally applicable adjustment provisions of the ASA. If NNOG fails to close the acquisition of an option interest, Resolute shall be entitled to terminate the right of NNOG to acquire the option interest and, unless NNOG’s failure to close is for reasons outside of the reasonable control of NNOG, shall be entitled to any other remedy provided by law or equity.
ARTICLE IV. TERMINATION UPON SALE, FIRST OPTION ACCELERATION,
AND FIRST RIGHT OF NEGOTIATION
          4.01 Except as set forth below, the NNOG options not previously exercised shall terminate upon the sale by Resolute of the Aneth Assets, notwithstanding that such sale would otherwise have caused Payout to occur, provided that if the right to exercise the option vests (i.e., when the relevant Payout has occurred) prior to such sale the option will not be terminated by reason of the sale. A “Sale” for the purposes of this Agreement is defined to include a sale other than to the party’s affiliates of all or substantially all of a party’s Aneth Assets, or the production or revenue from production from such assets, or a change of control, direct or indirect, of the Resolute entity holding the assets. A change of control shall be deemed to occur as a result of any transaction or series of transactions whereby Resolute, its shareholders and its subsidiaries no longer own or control, directly or indirectly, at least 50% of the voting control of the entity or entities holding the Aneth Assets.

          4.02 Notwithstanding Section 4.01, the First Option will become exercisable without regard to the occurrence of Payout for a period of sixty (60) days (or the date that Fair Market Value is determined, if later) following notice by Resolute of its intent to offer Resolute’s interest in the Aneth Assets for Sale (as defined). The terms of the option, other than the exercise thereof, shall be governed by the terms of Article 3, provided that the closing of the purchase pursuant to the exercise shall occur simultaneously with the Sale giving rise to the notice. If Resolute fails to consummate a Sale following the notice thereof, however, the exercise of the option shall be void and the rights of the parties shall be as if no such Sale notice had been given; provided, however, in such event, unless the failure to consummate the Sale is due to the breach of a third party to consummate the sale, Resolute shall reimburse NNOG for NNOG’s reasonable costs and expenses, including without limitation its attorney and consultant fees, incurred by NNOG in pursuing such option.
          4.03 NNOG shall have a right of first negotiation concerning any proposed Sale of the Aneth Assets by Resolute. Said right of first negotiation shall be in addition to the rights that already exist in NN, if any. If Resolute intends to offer its interest in the Aneth Assets for Sale, and prior to any announcement of such intent to, or negotiations or discussions with, any third party, Resolute shall accord NNOG an exclusive right of first negotiation for a period of sixty days (the “Exclusive Negotiation Period”). During such Exclusive Negotiation Period, Resolute will negotiate in good faith directly and exclusively with NNOG to arrive at a mutually agreeable Fair Market Value of such assets determined as provided in Article 3 hereof, and any other mutually agreeable terms and conditions of a sale of such Assets from Resolute to NNOG. This right of first negotiation is exclusive and personal to NNOG and may not be assigned or transferred in any way. Such right shall terminate upon a change in control of NNOG, such change of control defined substantially similarly to the definition in Article 4.01. Such negotiation shall include only the Aneth Assets, whether Resolute intends to include other assets as part of the Sale or not. This right of first negotiation is not intended to be in derogation or substitution for any preference right that NN may enjoy under Navajo law, or to preclude NNOG from obtaining the Aneth Assets in cooperation with NN exercising such preference right. Similarly, such right of first negotiation is not intended to give the NN any right, preference or concession it does not have under applicable law. At either Resolute’s or NNOG’s election, the parties will engage a mutually acceptable, nationally recognized energy evaluation firm to provide guidance on the Fair Market Value of the assets, as determined above. The parties shall share equally the cost of such firm. No contract of sale shall exist until definitive agreements fully agreeable to both parties in their sole and absolute discretion as to each and every term including price are executed.
ARTICLE V.
ASSISTANCE BETWEEN THE PARTIES
          5.01 For so long as Resolute, NNOG and their affiliates hold in the aggregate the largest amount of working interest in the Aneth Unit, and Resolute’s working interest is greater than NNOG’s, NNOG shall use its best good faith efforts to cause Resolute to be elected and remain operator of the Aneth Unit and any non-unit properties within the Aneth Assets.

          5.02 Resolute and NNOG shall enter into a mutually acceptable joint operating agreement concerning any properties not subject to a unit operating agreement. NNOG will support Resolute in attempting to amend the Aneth Unit Operating Agreement to update and improve the form in order to encourage development in any manner consistent with NNOG’s interest.
          5.03 Resolute will work with NNOG in good faith to guide and assist NNOG in expanding its oil and gas operating capability. In this regard, Resolute or its affiliates or other persons on its behalf will share technical and other information with NNOG concerning the Aneth Assets; provided (i) that Resolute will have the discretion to determine appropriate amounts and types of data to share, it being understood that such sharing should not impede efficient day-to-day operations and business nor become an unreasonable burden on NNOG, and (ii) that NNOG has the legal right to share such data. NNOG ACKNOWLEDGES THAT RESOLUTE MAY NOT SHARE ALL INFORMATION IT MAY HAVE. NNOG ACKNOWLEDGES THAT ANY SUCH INFORMATION PROVIDED TO NNOG, INCLUDING, WITHOUT LIMITATION, ANY ASSESSMENTS, ESTIMATES, ANALYSIS, STUDIES, PLANS, MODELS, FORECASTS AND SIMILAR INFORMATION ARE PROVIDED WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND. RESOLUTE SHALL HAVE NO LIABILITY OR OBLIGATION TO NNOG CONCERNING THE QUALITY OF SUCH INFORMATION REGARDLESS OF THE NATURE OF ANY INACCURACY, ERROR, INCOMPLETENESS OR OTHER PROBLEM WITH THE INFORMATION. NNOG AGREES THAT RESOLUTE SHALL HAVE NO OBLIGATION TO KEEP ANY SUCH INFORMATION CURRENT OR TO CORRECT OR ADJUST SUCH INFORMATION IF RESOLUTE SHOULD LEARN OF ANY INACCURACY, ERROR INCOMPLETENESS OR OTHER PROBLEM WITH THE INFORMATION. RELIANCE BY NNOG ON ANY INFORMATION PROVIDED BY OR ON BEHALF OF RESOLUTE OR ANY OF ITS AFFILIATES, AGENTS, REPRESENTATIVES, ADVISORS, CONSULTANTS OR ANY OTHER PERSON IS AT NNOG’S SOLE RISK. IF AND TO THE EXTENT NNOG SHARES ANY SUCH INFORMATION WITH RESOLUTE, RESOLUTE AGREES THAT SUCH INFORMATION SHALL BE PROVIDED TO RESOLUTE ON THE SAME TERMS THAT RESOLUTE PROVIDES INFORMATION TO NNOG AS SET FORTH ABOVE.
          5.04 If requested by NNOG, Resolute will use its best good faith reasonable efforts (without the payment of consideration) to assist NNOG in its arranging acceptable financing for NNOG’s purchase of its 25% initial interest in the Aneth Assets from CVX. Resolute will also use its best good faith reasonable efforts to introduce NNOG to financing sources and to share information with respect to financial structures that may further NNOG’s ability to finance its acquisitions and operations.
          5.05 To further assist NNOG in its goal of enhancing its operating capability, Resolute will fund on an ongoing basis two scholarships in petroleum engineering and/or petroleum geology for qualified Navajo students for such time as Resolute is operating the Aneth Assets. Scholarships will be granted by representatives of NNOG and Resolute as agreed to among the parties.

          5.06 NNOG shall use its best good faith reasonable efforts to help maintain good relationships among Resolute and its employees, the community and the NN, including areas of cultural sensitivity. NNOG will advise Resolute of all material information of which it becomes aware that could impact the efficient operation of the Aneth Assets or community or employee relations. NNOG shall use its best good faith reasonable efforts to prevent confusion among Resolute employees or the Aneth communities as to Resolute’s authority and role concerning operations on the Aneth Assets.
          5.07 NNOG shall use its best good faith reasonable efforts to expand and develop its operating capabilities and expertise and to enhance its financing sources.
          5.08 NNOG shall use its best good faith reasonable efforts to maintain cooperative efforts among all parties and agencies concerned with operations concerning the Aneth Assets. NNOG shall use its best good faith reasonable efforts to obtain the consents and approvals necessary or convenient for the consummation of the CVX transaction and the efficient execution of future operations concerning the Aneth Assets, including, without limitation, consents and approvals of the NN, the Bureau of Land Management (“BLM”), Bureau of Indian Affairs (“BIA”), and all other authorities having jurisdiction over the Aneth Assets.
          5.09 NNOG will use its best good faith reasonable efforts to cause NN to agree to grant or renew any rights of way that may be needed or useful for the operation and utilization of the Aneth Assets.
ARTICLE VI.
TAX MATTERS
          6.01 Except as provided below concerning New Markets Tax Credits (“NMTC”), NNOG will retain the right to market to third parties or otherwise for its sole benefit any income tax exemptions, allowances, deductions or credits available to it under applicable law arising from its operations. The value of any tax benefits of NNOG that the parties may agree to allocate to Resolute will be treated as revenue to Resolute for purposes of determining Payout.
          6.02 Resolute, as manager of Resolute NAD, LLC, (“RNAD”) is pursuing, at its discretion and expense, an application for an allocation of NMTC under Section 45 D of the Internal Revenue Code and the Community Development Financial Institutions Fund program for energy investments on Native American lands. The allocation of credits will not be earmarked for projects on Navajo lands. Nevertheless, Resolute will direct investments that produce NMTC if an allocation is received by RNAD, to the acquisition of and/or operations on the Aneth Assets if and to the extent such investments can be so directed consistent with law, regulation and the application documents. It is acknowledged that Resolute, as manager of RNAD will consider the advice of the Board of Advisors of RNAD in determining the use of NMTC. Subject to the foregoing, the parties acknowledge that Resolute has ultimate discretion in the pursuit of NMTC, the use thereof and whether to continue such pursuit.

          6.03 To enhance the possibility of obtaining an allocation of tax credits, NNOG has agreed to act as a “controlling entity” with respect to RNAD. NNOG owns a voting membership interest in RNAD. NNOG has provided the necessary control entity information for the NMTC application, and shall provide such supplemental information and cooperation as may be reasonably requested by Resolute to continue pursuing an allocation of NMTC. NNOG shall not be involved in management of RNAD beyond the extent required by the NMTC program, and NNOG will not assume any position involving liability. Resolute will be the manager of RNAD unless and until it is removed as manager in accordance with RNAD’s operating agreement. NNOG may terminate its involvement in RNAD at any time provided it gives 45 days’ advance notice thereof to Resolute and provided NNOG conveys its interest in RNAD to Resolute or Resolute’s designee. Resolute shall defend, indemnify and hold harmless NNOG from any expenses, including reasonable attorneys’ fees, associated with third party claims for damages resulting from NNOG’s ownership of a membership interest in RNAD. Resolute shall have the right to control the defense and settlement of any such claim. If in the opinion of Resolute’s attorney’s or advisors Resolute reasonably determines NNOG’s ownership of an equity interest in RNAD creates a reasonable risk of material liability to Resolute or if it reasonably could impair the obtaining of an allocation of NMTC, upon request of Resolute, NNOG shall convey its interest in RNAD to Resolute or Resolute’s designee in a manner consistent with the NMTC program.
        .
          6.04 If Resolute allocates NMTC for activities in connection with the Aneth Assets, the provisions of Exhibit B shall become operative and legally binding as between Resolute and NNOG. The parties shall then promptly enter into good faith reasonable negotiations with a view to executing definitive agreements consistent with the provisions of Exhibit B within 30 days following notice by Resolute of such allocation. The parties shall restructure the transactions described in Exhibit B as necessary or appropriate in order to achieve the contemplated economic and tax results. In general, if NNOG’s working interests participate in the tax credit program, the benefits of the tax credits would be shared in proportion to the working interests of the parties in the Aneth Assets, and Payout would also be credited with all of such credits received by Resolute. If NNOG’s working interests do not participate in the tax credit program, all such tax credit benefits would go to Resolute in the first instance, but Resolute would apply 25% of these benefits to reduce the exercise price of NNOG’s First Option, and Payout would also be credited with the 75% portion of such credits retained by Resolute. Resolute and NNOG, as appropriate, would be entitled to recover their respective out of pocket costs in pursuing such credits prior to determining the proper sharing or allocation of such tax credits. The foregoing provisions and Exhibit B are intended, and should be construed, to be complementary and mutually consistent. However, in the event of any inconsistency between the two with respect to the New Markets Tax Credit program, the terms set forth in Exhibit B shall control.
ARTICLE VII.
AREAS OF MUTUAL INTEREST

               7.01 The Greater Aneth Field, consisting of the McElmo Creek, Ratherford and White Mesa Units, but excluding the Aneth Unit shall constitute an Area of Mutual Interest (the “GREATER AMI”) between the parties. If either party becomes aware of the opportunity to acquire any right, title or interest in any oil and gas lease, mineral interest, facility, contract or other right or interest in or affecting oil and gas, including, without limitation, any right of way, easement or surface interest used or useful for the production of oil and gas, or any contractual right to acquire such an interest (an “Oil and Gas Interest”) in the GREATER AMI, it shall promptly notify the other party and the parties shall negotiate in good faith exclusively with each other for a period of ninety days in an attempt to agree upon an arrangement to acquire the Oil and Gas Interest with the expectation that they would share the acquisition in proportion to their interests in the Aneth Assets. Neither party shall solicit, entertain, discuss, review, analyze nor respond to any other proposals or requests during the period of exclusive negotiations. Notwithstanding anything herein to the contrary, if a party has not breached its obligations under this Section 7.01 and believes in good faith that further negotiations would not likely result in definitive agreement, such party may give notice to the other party of such circumstance and the obligations of good faith, exclusive negotiations shall terminate fifteen (15) days following such notice. This Section 7.01 shall not prevent a party from taking any action to pursue or capture the acquisition opportunity.
               7.02 The boundaries of the Aneth Unit, as it may be modified, or any successor unit area, shall also constitute an Area of Mutual Interest (the “ANETH AMI”) between the parties. If either party acquires an Oil and Gas Interest in the ANETH AMI it shall notify the other party within 30 days of the acquisition giving full particulars concerning the acquisition, including the price. The other party shall have 15 days within which to elect to require an assignment of an interest in the acquired property proportional to its relative working interest in the Aneth Unit compared to the acquiring party’s working interest in the Aneth Unit. If the non-acquiring party elects to require such an assignment, it shall pay its proportionate share of all acquisition costs in exchange for proper assignments at a closing to be held within 30 days following the election.
               7.03 The GREATER AMI and the ANETH AMI shall terminate upon the consummation of a Sale (as defined in Section 4.01) by Resolute.
ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES OF RESOLUTE
               8.01 Resolute represents and warrants to NNOG as follows:
     (a) Resolute is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power to carry on its business as it is now being conducted. Resolute is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Agreement.

     (b) Resolute has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Resolute.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute will:
     (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of Resolute; or
     (ii) assuming that all required governmental approvals are obtained, be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which Resolute is a party or is subject or by which any of the Aneth Assets are bound.
     (d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by Resolute or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Resolute.
     (e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of Resolute, threatened against Resolute which relate to the Aneth Assets or the transactions contemplated by this Agreement and that would have a material adverse effect on the transactions or performance contemplated under this Agreement.
     (f) Resolute has not received any notice of any violation or default or alleged violation or default (or of any fact or circumstance which with notice or the passage of time or both would constitute a violation or default) of or under any applicable governmental law or regulation or term or provision of the ASA which would have a material adverse effect on the transactions or performance contemplated under this Agreement.
     (g) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of Resolute, threatened against Resolute.
     (h) This Agreement constitutes a valid and binding agreement of Resolute enforceable against it in accordance with its terms, subject to:

    (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;
    (ii) general principles of equity; and
    (iii) the power of a court to deny enforcement of remedies generally based on public policy.
     (i) The representations and warranties of Resolute are limited to those set forth in this Section, and NNOG acknowledges that there are no other representations or warranties of Resolute, either express or implied, any rule of law or legislation to the contrary.
ARTICLE IX.
REPRESENTATIONS AND WARRANTIES OF NNOG
          9.01 NNOG represents and warrants to Resolute as follows:
     (a) NNOG is a corporation organized under the Section 17 of the Indian Reorganization Act, as amended, 25 U.S.C. § 477, validly existing and in good standing under such and has the requisite corporate power to carry on its business as it is now being conducted. NNOG is duly qualified or licensed to do business, and is in good standing, in each jurisdiction, in which the character of the property or assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary and the failure to so qualify or be licensed would have a material adverse effect on the transactions or performance contemplated under this Agreement.
     (b) NNOG has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of NNOG.
     (c) Neither the execution and delivery of this Agreement nor the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG will:
    (i) conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of NNOG; or
    (ii) be rendered void or ineffective by or under the terms, conditions or provisions of any agreement, instrument or obligation to which NNOG is a party or is subject or by which any of its properties or assets are bound.

     (d) Subject to applying for and obtaining all required governmental approvals, no consent, approval, authorization or permit of, or filing with or notification to, any person is required for or in connection with the execution and delivery of this Agreement by NNOG or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by NNOG.
     (e) There are no actions, claims, suits, arbitration proceedings, inquiries, proceedings, investigation or audit by or before any court or arbitration panel or any governmental authority pending or, to the knowledge of NNOG, threatened against NNOG which relate to the Aneth Assets or the transactions contemplated by this Agreement and that would have a material adverse effect on the transactions or performance contemplated under this Agreement.
     (f) There are no bankruptcy, reorganization, arrangement, liquidation or similar proceedings pending against, being contemplated by, or, to the knowledge of NNOG, threatened against NNOG.
     (g) This Agreement constitutes a valid and binding agreement of NNOG enforceable against it in accordance with its terms, subject to:
    (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application with respect to creditors;
    (ii) general principles of equity; and
    (iii) the power of a court to deny enforcement of remedies generally based on public policy.
     (h) NNOG has given all prior notices required under Article XVI of the charter of NNOG in order to make the provisions of Article X hereof fully effective and binding on NNOG and the Navajo Nation as of the date of this Agreement. Copies of all such notices have been provided to Resolute. NNOG has not withdrawn, rescinded or taken any other action that would affect the validity of such notices and such provisions. NNOG has received no objection or other indication from any party that would call into question the efficacy of the notices or the provisions of Article X hereof.
     (i) The representations and warranties of NNOG are limited to those set forth in this Section, and Resolute acknowledges that there are no other representations or warranties of NNOG, either express or implied, any rule of law or legislation to the contrary.
ARTICLE X.
DISPUTE RESOLUTION; GOVERNING LAW
          10.01 Dispute Resolution – General.

     (a) Any dispute or difference arising under or out of, in relation to or in any way connected with (i) this Agreement, the Aneth Unit Agreement or Unit Operating Agreement (“JOA”), the ASA any contract or other obligation or right acquired from ChevronTexaco under or on account of the ASA, or any amendment of the foregoing, (ii) any property, right, interest contract or obligation jointly acquired by the parties in the Greater AMI or Aneth AMI, or (iii) any operations, transactions, actions or inactions conducted, arising under or out of, in relation to or in any way connected with any of the items or matters listed in (i) or (ii) above (whether contractual, tortious, equitable, statutory or otherwise including, without limitation, the negotiation, execution, existence, amendment, validity, enforceability, performance, non-performance, breach, termination, interpretation or construction thereof), or the commercial or economic relationship of the parties hereto, and all questions as to whether or how specific disputes are to be resolved pursuant to this Article (the foregoing referred to individually or collectively as “Dispute”) shall be resolved in accordance with the procedures of this Article X. Without limiting the generality of the foregoing, Disputes include disputes over the existence, validity, interpretation or scope of the agreement under which arbitration is sought, and who are proper parties to the arbitration. In any arbitration under this Article, the arbitration panel shall have the power to rule on its own jurisdiction, including any objection to the initial or continuing existence, validity or the effectiveness of the arbitration agreement. For the purposes of challenges to the jurisdiction of the arbitration panel, the arbitration clause shall be considered as separable from any contract of which it forms a part.
     (b) The procedures specified in this Article will be the sole and exclusive procedures for the resolution of Disputes; provided however that, prior to the appointment of the arbitrators, a party may seek a preliminary injunction or other preliminary judicial relief in U.S. District Court in New Mexico if in the judgment of that party such action is necessary to avoid irreparable damage or to preserve the status quo. Despite the initiation of any such judicial proceedings, the parties will continue to participate in good faith in the procedures specified in this Article. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute. The parties’ commitment to resolve Disputes pursuant to this Article survives the expiration or termination of this Agreement. All deadlines specified in this Article may be extended by mutual written agreement. As between the parties, all applicable statutes of limitation shall be tolled while the procedures specified in this Article are pending and the parties will take all actions, if any, required to effectuate such tolling. The existence of this provision regarding tolling shall not be deemed to imply that the parties have access to court in lieu of the dispute resolution under this Article.
     (c) Except for Disputes over the determination of Fair Market Value under §3.03 of this Agreement (“Value Disputes”), Disputes will be addressed using a three-step sequenced process that includes: (1) direct negotiation as described §10.02, (2) a convening meeting with a mediator as described in §10.03, and (3) submittal to binding arbitration as described in §10.04. Because the parties have agreed that Value Disputes must be resolved on an expedited schedule, Value Disputes will be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration as set forth in §10.05 without formal or preliminary negotiations or steps.
          10.02 Direct Negotiation. The parties shall attempt in good faith to resolve any Dispute promptly by negotiation between executives who have authority to settle the controversy and who are at a higher level of management than the persons with direct responsibility for administration of the relevant contracts. Either party may give the other party written notice of any Dispute that has not been resolved in the normal course of business. Within 10 days after delivery of the notice, the receiving party shall submit to the other a written response. The notice and response shall include: (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party and of any other person who will accompany the executive. Within 20 days after delivery of the initial notice, the executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. All reasonable requests for information made by one party to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.
          10.03 Convening Meeting. If the Dispute has not been resolved by negotiation as provided herein within 30 days after delivery of the initial notice of negotiation, or if the parties failed to meet within 20 days after delivery, the Parties agree to attend and participate in a convening meeting (“Convening”), facilitated by a knowledgeable mediator, to discuss use of alternate dispute resolution methods to resolve the Dispute. Either party may demand a Convening regarding a Dispute by sending written notice to the other party. Within 5 days after the date of such notice, the receiving party shall submit a written response to the other. For such a Convening, the Parties agree that they will cooperatively and jointly select the mediator, schedule a Convening in Santa Fe, New Mexico at a mutually acceptable time, and will equally share the mediator’s fees. Each Party agrees to attend such a meeting for at least four hours, but is free to withdraw from the Convening after attending for that time period. The parties anticipate that such a Convening, among other things, would include discussion of the following: (a) the mode of proceeding further (for example, mediation, neutral evaluation, mini-trial, etc.); (b) a procedure and schedule for exchange of documents and other information related to the Dispute; (c) ground rules and a schedule for conducting the selected mode of proceeding; and, (d) selection and compensation of the neutral evaluator (if any). Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.
          10.04 Arbitration of Disputes Other than Value Disputes.
     (a) If the Dispute has not been amicably resolved within 30 days after the initial notice for a Convening, or if either party will not participate in Convening, the Dispute shall be finally resolved by arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect (“CPR Rules”), by three arbitrators of whom each party shall appoint one in accordance with the ‘screened’ appointment procedure provided in CPR Rule 5.4; provided, however, that if one party fails to participate in either the negotiation or mediation as agreed herein, the other party can commence arbitration prior to the expiration of the time periods set forth above. In the event of any conflict between the CPR Rules and the arbitration procedures set forth in this Section, the arbitration procedures set forth in this Section shall govern and control. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrators may be entered as provided in §10.06.
     (b) In any Dispute submitted to arbitration by NNOG, the arbitration hearing shall take place in a location selected by Resolute. In any Dispute is submitted to arbitration by Resolute, the arbitration hearing shall take place in a location selected by NNOG.
     (c) The Arbitrators shall apply the substantive law of the State of New Mexico exclusive of its conflict of law rules. The Arbitrators shall have authority to award any remedy or relief that a court of the State of New Mexico could order or grant, subject to the limitation that the only form of damages that may be awarded are compensatory damages based in contract law. Therefore, each party hereby irrevocably waives any damages (i) in excess of compensatory damages, including a waiver of any indirect, exemplary, punitive or multiple damages, (ii) for lost profits or business opportunity, (iii) arising in consumer protection statutes, and (iv) based in tort rather than contract law.
     (d) The following procedures will guide arbitration conducted under this Section:
    (i) Pre-hearing conference. The parties and arbitrators will schedule a comprehensive pre-hearing conference to be completed as soon as practicable after the selection of arbitrators that is intended to result in the issuance by the arbitrators of a order that specifically identifies the issues and claims submitted to arbitration, and establishes dates for the hearing and actions to be completed prior to the hearing.
    (ii) Discovery. Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of the documents relevant to the issues raised by any claim, cross claim or counter claim. Any dispute regarding their production, or the scope thereof, shall be determined by the chair of the panel, which determination shall be conclusive. The arbitrators shall permit and facilitate such additional discovery as they determine is appropriate in the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective. Such discovery may include pre-hearing depositions, particularly depositions of witnesses who will not appear personally to testify, if there is a demonstrated need therefor. The arbitrators may issue orders to protect the confidentiality of proprietary information, trade secrets and other sensitive information disclosed in discovery.
    (iii) Time limitations and management of proceedings. The arbitration proceedings shall be conducted in an expeditious manner and, to the extent possible, with the goal of having the final award rendered within 45 days after the selection of the arbitrators has been completed. The Arbitrators shall actively manage the proceedings as they deem best so as to make the proceedings fair, expeditious, economical, and less burdensome than litigation. The arbitrators are empowered to impose reasonable time limitations for each phase of the proceeding including, but not limited to, limitations on the time allotted to each party for the presentation of its case and rebuttal.
    (iv) Provisional and equitable remedies. The arbitrators may, in the course of proceedings, order any provisional remedy or conservatory measure, including but not limited to attachment, specific performance, preliminary injunction or the deposit of specified security, which they consider to be necessary, just and equitable. The failure of a party to comply with such an interim order, after due notice and opportunity to cure such noncompliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting party may be stricken and partial or final award entered against such party, or the arbitrators may award such lesser sanctions as they deem appropriate. A request for interim or provisional relief to a court under §10.01(b) shall not be deemed incompatible with the agreement to arbitrate or as a waiver of that agreement.
    (v) Attorney’s fees. The parties agree that the prevailing party in any Dispute finally resolved by arbitration is entitled to an award of the reasonable legal fees, costs, expert fees, and expenses (collectively “Fees”) incurred in the arbitration provided that such award of Fees may not exceed the amount of the Fees incurred by the losing party in the arbitration process. The parties further agree that the award of Fees made in the arbitration may include both: (a) Fees incurred in the arbitration, and (b) Fees incurred in any litigation concerning the Dispute (including but not limited to litigation to compel arbitration or stay court proceedings).
     (e) Award. The parties intend that the award will be a reasoned award that will be issued within thirty days after the completion of the taking of evidence, argument by counsel before the panel, and submission of any post-hearing filings.
     (f) Consolidation. The parties wish to avoid multiple arbitration cases in which similar evidence is presented. The parties agree that the following factors bear upon whether independent arbitration proceedings should be consolidated: the procedural status of the various proceedings; the effect and cost of conducting multiple rather than a single arbitral proceedings; whether there are one or more common questions of law or fact in the multiple proceedings; and whether the interests of justice, judicial economy and expedition would be served by consolidation. Therefore, except as provided in §10.05(f), either party may move to consolidate any arbitration proceeding under this §10.4 with another arbitration or arbitrations under this Section. The arbitrators in the first initiated arbitration proceeding shall receive and rule upon motions or requests to consolidate proceedings, and shall also determine the venue for the consolidated proceeding. The parties agree to cooperate to the extent possible on any consolidation of proceedings under this Section with an arbitration proceeding under the ASA where the factors above support consolidation.
               10.05 Special Arbitration Procedures for Value Disputes.
     (a) Value Disputes shall be finally resolved by arbitration in accordance with the CPR Rules as modified in this Agreement. The arbitration of Value Disputes shall be governed by the Federal Arbitration Act, 9 U.S.C. §§1–16, and judgment upon the award rendered by the arbitrator may be entered as provided in §10.06. The arbitrator shall apply the substantive law of the State of New Mexico exclusive of its conflict of law rules.
     (b) Because special expertise is needed to adjudicate a Value Dispute, a nationally recognized energy valuation firm, acting through one of its principals as selected by such firm, will serve as the single neutral and impartial arbitrator (“Value Arbitrator”). Within 5 days of the Market Value Notice served under Section 3.03, the parties will confer and attempt to agree upon one of the following nationally recognized energy valuation firms to serve as arbitrator: Randall & Dewey; Petrie Parkman & Company; or Albrecht & Associates. A successor of any such company that generally has continued the business of the predecessor company shall be considered the same as the predecessor company. Changes of name of any of the above companies shall not affect the company’s qualification as an arbitrator. Value Arbitrators must comply with the CPR Rules, including Rule 7 concerning arbitrator independence and impartiality. If the parties cannot reach agreement on the identity of the arbitrator or if any other dispute arises concerning the selection of the Value Arbitrator, the Value Arbitrator will be promptly selected by the President of the CPR Institute or his designee (“CPR President”).

     (c) The sole issue submitted to, and to be ruled upon in the award by, the Value Arbitrator is the determination of Fair Market Value as defined in §3.03.
     (d) Although the Value Arbitrator has expertise to determine Fair Market Value, the Value Arbitrator may be unfamiliar with the details of arbitration and the CPR Rules. Therefore, to assist the Value Arbitrator with questions concerning arbitration process, the CPR President will appoint from the appropriate CPR Panel a single person who will advise and assist the Value Arbitrator as needed to ensure that CPR Rules are understood and followed, including those provisions concerning neutrality and impartiality. (“CPR Advisor”).
     (e) The Value Arbitrator will determine the process to be used in the arbitration of the Value Dispute so as to render an award that determines the Fair Market Value within 30 days of selection of identity of the Value Arbitrator. The fees and expenses of the Value Arbitrator, the CPR Advisor and CPR will be shared equally by the parties. Each party shall bear its own legal fees incurred in the Value Dispute.
     (f) Because Value Arbitration arbitrations under this §10.05 require prompt resolution, no arbitration conducted under this §10.05 will be joined with any other arbitration.
          10.06 Venue, Jurisdiction, Waiver of Defenses, Governing Law.
     (a) NNOG irrevocably agrees that, to the extent that it has or hereafter may acquire any right of immunity against Resolute or its successors and assigns, whether characterized as sovereign immunity or otherwise, from any legal proceedings to resolve a Dispute, whether in the courts of the United States of America, any State of the United States of America, or the Navajo Nation, or in an arbitration proceeding, or elsewhere, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of judgment and immunity of any of its property from attachment prior to entry of judgment, or from attachment in aid of execution upon a judgment, NNOG expressly, unconditionally and irrevocably waives any such immunity and consents and submits to arbitration pursuant to §10.04 or §10.05, as applicable, and further consents to be sued to the extent and in the manner such suit is authorized by §10.06(b).
     (b) NNOG hereby expressly, unconditionally and irrevocably waives any immunity described in §10.06(a) and any right of exhaustion of tribal remedies, with respect to any suit, action or other proceeding brought in the United States District Court for the District of New Mexico in connection with any Dispute between NNOG and Resolute for the limited purpose of (1) compelling arbitration, (2) granting preliminary relief described in §10.01(b) and/or (3) enforcing an arbitration award, and consents to the jurisdiction of such federal court for such purposes. NNOG hereby waives and agrees not to assert by way of motion or as a defense or otherwise in any such suit or proceeding (i) any claim that it is not subject to the personal jurisdiction of such federal court (provided process is served pursuant to law), and (ii) that such suit, action or proceeding is brought in an inconvenient forum or that venue is improper. In the event that the above-named federal court has determined that it does not have jurisdiction over such matters brought before it, or at the election of Resolute, NNOG hereby expressly, unconditionally and irrevocably waives any immunity described in §10.06(a) with respect to an action or other proceeding in the state courts of the State of New Mexico for such relief related to arbitration and consents to the jurisdiction of such court for such purposes.
     (c) Any judgment against NNOG or Resolute resulting from arbitration as authorized by §10.04 or §10.05, as applicable, may be satisfied out of any of such party’s assets.
     (d) This Agreement shall be governed by and construed, interpreted and applied in accordance with the laws of the State of New Mexico, excluding any choice of law rules or conflicts of law principles which would refer the matter to the laws of another jurisdiction.
ARTICLE XI.
TERM
          11.01 The provisions of this Agreement creating rights or obligations that terminate upon the occurrence of certain events shall so terminate. Subject to Section 4.02, the remaining terms of this Agreement shall terminate if and when there occurs a Sale, as defined herein, with respect to either Resolute or NNOG.
ARTICLE XII.
MISCELLANEOUS PROVISIONS
          12.01 This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all warranties and representations made and all previous agreements, arrangements or understandings between the parties relating to the subject matter hereof whether oral or in writing made or dated prior to the date of execution and delivery of this Agreement. Resolute confirms to NNOG that Resolute has not relied on any representations save those set forth in this Agreement. NNOG confirms to Resolute that NNOG has not relied on any representations save those set forth in this Agreement. This Agreement may not be supplemented, altered, amended, modified, or terminated other than by agreement in writing hereafter executed and delivered by both parties hereto.

          12.02 Subject to the restrictions on assignment herein contained, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon Resolute and NNOG and their respective successors, assigns and legal representatives.
          12.03 Neither Resolute nor NNOG shall assign this Agreement, in whole or in part, save to an affiliate of such party, without the written consent of the other party, and any purported assignment in violation hereof shall be null and void. In the event either party consents to a proposed assignment or in the case of an assignment to a party’s affiliate, such assignee must agree to be expressly bound hereby and the assigning party shall remain liable for such assignee’s obligations hereunder.
          12.04 Any notices, communications or documents that either party to this Agreement desire to deliver or that may be required to be delivered to the other party to this Agreement shall be sent via telecopy, delivered in person, delivered by recognized courier service (such as Federal Express) or sent certified mail, postage prepaid, return receipt requested, received during normal business hours for the receiving party and addressed to the respective parties at the following address stated for each:
   RESOLUTE:
Resolute Natural Resources Company
1675 Broadway, Suite 1950
Denver, Colorado 80202
Attention: James M. Piccone
President and General Counsel
Fax: 303-534-4600
   NNOG:
Navajo Nation Oil & Gas Company
P.O. Box 4439
Window Rock, Arizona 86515
Attention: Wilson Groen
President and General Manager
Fax: 928-871-4862
Notices or other communications shall be effective upon receipt by the party to be notified, except that, for purposes hereof, if telecopy or personal delivery is not possible, refusal by any party to accept correspondence sent by certified mail shall be deemed receipt of such correspondence. A party may change its address for notices by giving notice to the other in the manner herein provided. The notice provisions of this Section shall not supercede the notice provisions of the applicable joint operating agreement for the matters covered thereby.
          12.05 If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in a manner that is materially adverse to either party.
          12.06 Nothing in this Agreement is intended to or shall inure to the benefit of or be enforceable by any person other than the parties to this Agreement and their successors, legal representatives and permitted assigns, and nothing in this Agreement shall entitle any other person to any claim, cause of action, remedy or right of any kind.
          12.07 Titles or headings of Articles of this Agreement are only for the convenience of the parties shall not limit or be construed to have any effect or meaning with respect to the other content of such Articles.
          12.08 As used herein, the following terms have the following meaning:
     (a) “affiliate” means, when used with respect to any person, any other person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such first mentioned person, with the term “control” (including the terms “controlled by” and “under common control with”) meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting stock or any equity interest, by contract or otherwise.
     (b) “governmental approvals” means all consents and approvals of the government of the Navajo Nation, the State of Utah, the United States or any agency, department, representative or official thereof with respect to a particular transaction or action which are required by applicable laws and regulations.
     (c) “person” means an individual, corporation, partnership, limited liability company, association, government or governmental agency, department or representative, or any other entity.
          12.09 Unless otherwise herein stated, references herein to a numbered “Section” are to the section of this Agreement bearing the corresponding number.
          12.10 Resolute and NNOG each declare that they have contributed to the drafting of this Agreement and have had it reviewed by their counsel before signing it. It is expressly agreed that this Agreement shall not be construed against either party hereto on the basis of who drafted this Agreement or who supplied the form of Agreement. Each party agrees that this Agreement has been purposefully written and correctly reflects that party’s understanding of the transactions that it contemplates.
          12.11 No waiver by any party of any breach of any provision of this Agreement shall be binding unless made expressly in writing. Further, any such waiver shall relate only to the breach to which it expressly relates and shall not apply to any subsequent or other breach.

          12.12 Each party shall maintain in confidence for a period of one year following the termination of this Agreement the terms of this Agreement and any other non-public agreement between the parties, any opportunities to acquire interests in the Aneth AMI or the Greater AMI, and any proprietary technical and financial data of the other party (the foregoing, “Information”). Such obligation means that a party shall not disclose such Information except to such party’s representatives or as required by law. Information means all information, tangible or intangible and in whatever form or medium, disclosed by a party or any of a party’s affiliates or representatives concerning any asset or any business, business opportunity, operations, activities, interests or other matters relating to any together with all information generated by the recipient or by recipient’s affiliates or representatives which contains, reflects or is derived from the information; specifically including but not limited to, geological and geophysical data, models, analyses, compilations, estimates of reserves, notes, summaries, interpretations, data, studies, reports, contractual and financial information and other data in whatever form or medium maintained, whether oral, written, documentary, electronic, computer storage or otherwise. “Representatives” means directors, officers, employees, members, shareholders, lenders, agents, financial advisors and sources, consultants, contractors, attorneys and accountants of the parties.
A party has no obligations with regard to any Information which, other than by breach of this Agreement, is: (A) already in or subsequently comes into its possession without restriction on disclosure or (B) in or subsequently comes into, the public domain through no fault of the party or any affiliate or representative of the party.
If a party or any representative or affiliate of a party shall be requested or required to disclose confidential Information by law, order, decree, regulation or rule (including without limitation, those of any regulatory agency, securities commission or stock exchange) or if any person seeks to legally compel (by interrogatories, document requests, subpoena or otherwise) a party or any representative or affiliate of the party to disclose any Information, the party shall provide the other party prompt written notice so the other party may seek a protective order or other appropriate remedy (including participation in any proceeding). A party shall consult with the other party with respect to the timing, manner and content of any such disclosure and any action the party may wish to take to prevent or limit such disclosure. In any event, a party shall disclose only that portion of the Information which its counsel advises the party is legally required to be disclosed.
          12.13 Upon execution by both Resolute and NNOG this Agreement shall become effective as of the Effective Time. This Agreement may be executed by signing the original or any counterpart thereof, and, if this Agreement is executed in counterparts, all counterparts taken together shall have the same effect as if both the parties hereto had signed the same instrument and shall constitute but one and the same Agreement.
          12.14 Each party shall subordinate its rights and interest under and pursuant to this Agreement if and to the extent reasonably requested by the other party in order to facilitate the other party’s financings while preserving each party’s respective rights and interests as between the parties to this Agreement.

     IN WITNESS WHEREOF, the parties have caused their duly authorized signatories to execute and deliver this Agreement on the dates set out opposite their signatures below to be effective as of the Effective Time.

Date:	11/30/04	RESOLUTE NATURAL RESOURCES COMPANY

		By:	/s/ Nicholas J. Sutton

		Name:	Nicholas J. Sutton
		Title:	Chief Executive Officer

Date:	November 30, 2004	NAVAJO NATION OIL AND GAS COMPANY

		By:	/s/ Manual Morgan

		Name:	Manual Morgan
		Title:	Chairman

		By:	/s/ Wilson Groen

		Name:	Wilson Groen
		Title:	President